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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of June 18, 2003 by and between Dimension Distributing, Inc., a Connecticut corporation (the "Company"), and Tim Kain, an individual residing in the State of Maine ("Employee").

                               W I T N E S S E T H:

         WHEREAS, Company is in the business of marketing and selling health care supplies, materials, devices and equipment;

         WHEREAS, pursuant to a Share Purchase Agreement (the "Share Purchase Agreement") entered into by Company's owner and Valesc Holdings Inc. ("Valesc"), Valesc will acquire 100% of the Company's capital stock (the "Acquisition");

         WHEREAS, it is a condition to the closing of the Acquisition that the Company and Employee enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. Company hereby employs Employee and Employee hereby accepts employment with Company for the period and upon the terms and conditions contained in this Agreement.

         2. Office and Duties.

            (a) Employee shall serve Company as the President and shall have all of the rights and duties of a president of a Connecticut corporation. Employee shall oversee and be responsible for the operations of Company including, but not limited to, decisions related to hiring, termination, finance, marketing, strategy, and for ensuring the profitability and success of Company. Company shall also appoint Employee to serve on Company's Board of Directors during the term of this Agreement.

             (b) Throughout the term of this Agreement, Employee shall
            devote his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Company.

         3. Term. This Agreement shall be for an initial term commencing on the date hereof and ending on June 18, 2008 (the "Initial Term"), and shall be automatically extended for successive periods of one year each (each, a "Renewal Term") upon the same terms and conditions set forth in this Agreement unless this Agreement is terminated by either party by giving the other party written notice of termination at least three months before the expiration of


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the then current term. (The Initial Term and all Renewal Terms (if any) shall be collectively referred to herein as the "term".)

         4.  Compensation.

             (a) Salary. For all of the services rendered by Employee to Company under this Agreement, during each year of the Initial Term of his employment, Employee shall receive a base salary of the greater of (i) $20,000 or (ii) such other amount as is necessary to satisfy applicable payroll deductions and benefit contributions. Employee's salary shall be payable in bi-monthly installments or otherwise in accordance with Company's regular payroll practices. Employee shall also receive as compensation at the close of each calendar quarter an amount equal to Company's net profits for that quarter, which amounts shall be paid no later than ten (10) business days after the calculation of the quarter's net sales as reasonably determined by the Company and after any distributions have been made pursuant to Section 11 of the Share Purchase Agreement.

             (b) Bonus. Employee shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors of Company from time to time during the term of this Agreement.

         5.  Benefits; Expenses.

             (a) Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident or disability insurance plans or programs made available to other similarly situated employees of Company, subject to all of the terms and conditions of such plans and programs.

             (b) Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of receipts therefor and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

         6.  Ownership.

             (a) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, which relate to or are useful in connection with the Company's business, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest absolute title thereto in Company. Employee shall


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             not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

             (b) Employee acknowledges and agrees that all copyrightable material generated or developed in connection with the services he provides to Company, if any, will be considered works made for hire and that such material will, upon its creation, be owned exclusively by Company. To the extent that Employee may be entitled to claim any ownership interest in any of the writings, inventions, improvements, processes, procedures and/or techniques described in paragraph (a) above, whether copyrightable, patentable or otherwise, Employee hereby assigns and transfers to Company all of his right, title and interest in and to such materials, under patent, copyright, trade secret, trademark other applicable laws, in perpetuity or for the longest period otherwise permitted by law.

         7. Termination of Employment; Severance. Notwithstanding any other provision of this Agreement:

             (a) Termination "for cause" by Company. During the term of this Agreement, Company may, by action of its Board of Directors (with Employee abstaining from the vote on any such action), terminate Employee's employment with Company "for cause" (as defined below) by sending written notice to Employee specifying with reasonable particularity the basis for such termination. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination of employment and an amount equal to Company's net profits earned through the three months immediately following the date of termination of employment; (ii) the reimbursement of any expenses incurred prior to the date of termination; and (iii) a severance payment equal to $25,000. For purposes of this paragraph (a), termination by Company "for cause" shall mean and include Employee's: (a) material breach, as reasonably determined by the Company's Board of Directors (with Employee abstaining from the vote on any such action), of any proprietary information or confidentiality agreement entered into with Company or Valesc, including without limitation, the theft or other misappropriation of Company's or Valesc's Confidential Information; (b) conviction (including any plea of nolo contendere) of any felony or any crime involving fraud or dishonesty (whether or not related to his employment); (c) participation in any fraud against Company or Valesc; or (d) material breach, as determined by the Company's Board of Directors (with Employee abstaining from the vote on any such action), of his duties to Company, which breach Employee shall have failed to correct within 30 days of receipt of written notification of the same by Company or Valesc.


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


             (b) Termination "without cause" by Company. During the term of this Agreement, Company may, by action of its Board of Directors (with Employee abstaining from the vote on any such action), terminate Employee's employment with Company "without cause" (as defined below) by sending written notice to Employee specifying with reasonable particularity the basis for such termination. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination of employment and an amount equal to Company's net profits earned through the three months immediately following the date of termination of employment; (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance package, in which Employee shall receive an amount equal to Company's average monthly net profits for the 12 months immediately preceding the date of termination (which shall be no less than $15,000 and no more than $35,000), multiplied by the number of months remaining in the Initial Term or any Renewal Term, as applicable. For purposes of this paragraph (b), an event or occurrence constituting termination "without cause" shall be any termination by Company that is not termination "for cause" as described in paragraph (a) above, including without limitation the failure of Company to renew Employee's employment at the end of the Initial Term.

             (c) Termination "for good reason" by Employee. During the term of this Agreement, Employee may terminate his employment with Company "for good reason" (as defined below) by sending written notice to Company specifying with reasonable particularity the basis for such termination. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination of employment and an amount equal to Company's net profits earned through the three months immediately following the date of termination of employment;
             (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance package, in which Employee shall receive an amount equal to Company's average monthly net profits for the 12 months immediately preceding the date of termination (which shall be no less than $15,000 and no more than $35,000), multiplied by the number of months remaining in the Initial Term or any Renewal Term, as applicable. For purposes of this paragraph
             (c), termination "for good reason" by Employee shall mean and include: (a) a forced relocation of Employee; or (b) a material breach of this Agreement by Company, which breach Company shall have failed to correct within 30 days of receipt of written notification of the same by Employee.

             (d) Voluntary Termination by Employee. If Employee desires to voluntarily terminate his employment with Company for any reason other than "for good reason" (as defined above), then Employee must give Company at least one


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             month's prior written notice of his intention to do so. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination of employment and an amount equal to Company's net profits earned through the three months immediately following the date of termination; (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance payment equal to $25,000. For purposes of this paragraph
             (d), an event or occurrence constituting voluntary termination shall be any termination by Employee that is not termination "for good reason" as described in paragraph (c) above.

             (e) Termination on Disability. If, during the term of this Agreement, Employee has become "disabled" (as defined below), then Company may, by action of its Board of Directors (with Employee abstaining from the vote on any such action), terminate Employee's employment with Company, upon written notice to Employee. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination of employment and an amount equal to Company's net profits earned through the three months immediately following the date of termination; (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance package, in which Employee shall receive an amount equal to Company's average monthly net profits for the 12 months immediately preceding the date of termination (which shall be no less than $15,000 and no more than $35,000), multiplied by the number of months remaining in the Initial Term or any Renewal Term, as applicable. For purposes of this paragraph (e), Employee shall be deemed to be "disabled" if, in the opinion of a medical doctor selected by Company's Board of Directors, he has been unable to perform, due to physical or mental disability, substantially all of his duties of employment for a period of six months within any 12 consecutive calendar months; provided, however, that a resumption by Employee of full-time and normal duties associated with his employment for a continuous period of 30 days shall be deemed to be resumption of full-time and normal duties hereunder, and any subsequent disability shall not include a period of previous disability. In the event of a dispute as to whether or not Employee shall be considered to be disabled, such facts shall be determined by a medical doctor selected jointly by each of the medical doctors engaged by Employee and Company's Board of Directors.

             (f) Termination on Death. In the event of Employee's death during the term of this Agreement, then this Agreement shall automatically terminate upon the date of death. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee's estate (or a beneficiary otherwise designated in writing by Employee) shall be entitled to


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

             receive, on the terms and at the times specified in this Agreement:
             (i) any salary earned through the last day of the month of Employee's death and an amount equal to Company's net profits earned through the three months immediately following the date of Employee's death; (ii) the reimbursement of any expenses incurred by Employee prior to the date of death; and (iii) a severance package, in which Employee's estate (or designated beneficiary) shall receive an amount equal to Company's average monthly net profits for the 12 months immediately preceding the date of termination (which shall be no less than $15,000 and no more than $35,000), multiplied by the number of months remaining in the Initial Term or any Renewal Term, as applicable. .

             (g) Resignation on Termination. Upon the termination of this Agreement, whether by reason of its expiration or non-renewal, Employee shall promptly submit to Company a written resignation from all positions held in Company, if any, including without limitation any position as an officer or director of Company.

             (h) Timing of Payments. Any payments required to be made under this Section to Employee shall be due and payable within 60 days after the date of termination.

         8. Survival. Except as specifically provided herein, the provisions of Sections 6, 8 and 10 hereof shall survive any expiration, termination or non-renewal of this Agreement.

         9. Prior Agreements. Employee represents to Company: (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder; and (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound.

         10. Miscellaneous.

             (a) Notices. All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be given by personal delivery, by registered or certified mail, return receipt requested, first class postage prepaid, or by nationally recognized overnight delivery service, in each case addressed to the party entitled to receive the same at the address specified below:

             (i)  If to Employee, then to:        (ii)  If to Company, then to:

                                                   c/o Valesc Inc.
             4 Mastwood Lane                       19200 Addison Road, Suite 190
             Kennebunk, ME                         Addison, TX 75001
             Attn: Mr. Tim Kain                    Attn: Jeremy Kraus

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


Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the third business day after being sent by registered or certified mail; and if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service.

                  (b) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the parties hereto.

                  (c) Waivers. No waiver of any of the provisions of this Agreement shall be valid or effective unless in writing and signed by the parties against whom such waiver is sought to be enforced, and no waiver of any breach or condition of this Agreement shall be deemed to be a continuing waiver or a waiver of any other breach or condition.

                  (d) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Maine.

                  (e) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                   (f) Headings. The headings of the sections of this Agreement are for reference purposes only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                  (g) Entire Agreement. This Agreement sets forth the entire agreement and understanding between and among the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, whether express or implied, oral or written, except as herein contained. The express terms hereof shall control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

                   (h) Successors and Assigns. Neither party shall have the
                  right or power to assign or transfer any of its rights or delegate any of its duties hereunder without the express prior written consent of all other parties hereto, except that Company may assign this Agreement to any successor-in-interest to all or substantially all of its business. Subject to the foregoing restriction, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.


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


                  (i) Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be found to be invalid or unenforceable in whole or in part under applicable law.

                  (j) Arbitration. Any dispute arising under or in connection with this Agreement or the transactions contemplated herein shall be subject to arbitration in the State of Maine, pursuant to the governing rules of the American Arbitration Association for employment disputes. The Company shall bear the costs of the tribunal and arbitrator, and each side shall bear its own attorney's fees. Such tribunal, however, shall have the right to award reasonable legal fees and disbursements incurred to the winning party. Any arbitration award rendered between the parties hereto shall be binding, unless modified or vacated by a court of competent jurisdiction.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents on the day and year first above written.

                                            Dimension Distributing, Inc.



                                            By: ___________________________
                                                   Name:  Tim Kain
                                                   Title:  President



                                                -------------------------------
                                                 Tim Kain




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